Exhibit 5.1

Howard H. Lamar III	150 Third Avenue South, Suite 2800
phone: (615) 742-6209	Nashville, TN 37201
fax: (615) 742-2709	(615) 742-6200
e-mail: hlamar@bassberry.com
June 1, 2010
HealthSpring, Inc.
9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067

Re:	Registration Statement on Form S-8 relating to the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan
Ladies and Gentlemen:
We have acted as counsel to HealthSpring, Inc., a Delaware corporation (“HealthSpring”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to certain shares of common stock, par value $0.01 per share (the “Common Stock”), of HealthSpring to be issued pursuant to the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”).
In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and the due authorization, execution and delivery of all documents by the parties thereto.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the shares of Common Stock issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
The opinions expressed above are limited to the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal law of the United States.

HealthSpring, Inc.
June 1, 2010

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of our name under the heading “Legal Opinions” in any prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
This opinion is furnished to you in connection with the filing of the Registration Statement.
Very truly yours,
/s/ Bass, Berry & Sims PLC
Bass, Berry & Sims PLC